EXHIBIT 99








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                              FOR IMMEDIATE RELEASE

                                  July 23, 1996

Contact:
David M. Bradley, President & Chief Executive Officer
North Central Bancshares, Inc.
Phone:  (515) 576-7531

                NORTH CENTRAL BANCSHARES, INC. ANNOUNCES EARNINGS
                                 (NASDAQ: FFFD)

FORT DODGE, IOWA -- David M. Bradley, President of North Central Bancshares, Inc., (the "Company") the holding company for First Federal Savings Bank of Fort Dodge (the "Bank"), announced today that the Company earned $1,006,000 or $0.26 per share during the second quarter of 1996, compared to $620,000 or $0.16 per share during the second quarter of 1995, an increase of $386,000 or 62.3%. For the six months ended June 30, 1996 the net earnings were $1,662,000 or $0.43 per share, as compared to $1,168,000 or $0.30 per share for the corresponding period a year ago, an increase of $494,000 or 42.3%.

"We are pleased with our second quarter earnings and year-to-date performance. Noninterest income continues to be a strong component of our earnings stream. The second quarter was our first full quarter as a stock holding company," said Bradley.

On March 20, 1996, First Federal Savings Bank completed a reorganization from a mutual holding company form of organization to a stock holding company form of organization. Pursuant to this transaction, the Bank became a wholly-owned subsidiary of North Central Bancshares, Inc. and the Company replaced the Bank as the issuer listed by The Nasdaq Stock Market. In addition to the exchange of the Bank's common stock for 1,385,590 shares of the Company's stock, the Company sold an additional 2,625,467 shares of stock in a subscription offering. This stock offering resulted in net proceeds for the Company of $25.4 million.

Total assets at June 30, 1996 amount to $194.3 million compared to $179.9 at December 31, 1995. The primary reason for the $14.4 million or 8.0% increase in total assets was the $25.4 million in net proceeds received from the stock offering, net of the decrease in borrowed funds.

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Cash and cash equivalents increased $2.7 million or 88.1%, securities increased
$3.6 million, or 15.2%, and net loans increased $8.0 million, or 5.4% from December 31, 1995. Deposits increased $2.3 million, or 1.9%. and other borrowed funds decreased by $14.1 million, or 64.1% from December 31, 1995.

Nonperforming assets were 0.21% of total assets as of June 30, 1996 compared to 0.13% as of March 31, 1996 and .17% as of December 31, 1995. The allowance for loan losses increased to $1.9 million or 1.16% of total loans at June 30, 1996, compared to $1.7 million or 1.15% of total loans at December 31, 1995.

The net interest margin for the quarter ended June 30, 1996 was 4.57% compared to 3.59% for the same quarter in 1995. Net interest income for the quarter ending June 30, 1996 was $2.1 million, an increase of 48.1% from $1.4 million for the corresponding period a year ago. Interest income for the quarter ended June 30, 1996 increased $540,000, or 16.9%, compared with the corresponding period in 1995, due primarily to increased average balances of interest-earning assets. Interest expense decreased $151,000 or 8.5%, when comparing the second quarter of 1996 with the corresponding period of 1995. The decrease in interest expense was due primarily to decreased average balances of borrowed funds.

The Bank's provision for loan losses decreased $55,000, to $60,000, for the three months ended June 30, 1996 from $115,000 for the corresponding period of the prior year. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectiblity of the Bank's loan portfolio.

Noninterest income, excluding the gain on sale of securities available for sale, increased $92,000 or 23.5% and noninterest expense increased $47,000 or 5.2%, in the second quarter of 1996 compared to the corresponding period of 1995. Noninterest income, excluding the gain on sale of securities available for sale, increased $164,000 or 22.5%, and noninterest expense increased $244,000 or 13.6%, for the six months ended June 30, 1996 as compared to the corresponding period of 1995.

Book value, or stockholders' equity, per share at June 30, 1996 was $13.90 and stockholders' equity to total assets was 28.7%. Stockholders' equity was $55.7 million at June 30, 1996 compared to $29.9 million at December 31, 1995. The ratio of stockholders' equity to total assets was 16.6% as of December 31, 1995.

North Central Bancshares, Inc. serves north central Iowa at 4 full service locations in Fort Dodge, Nevada and Ames, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Fort Dodge, headquartered in Fort Dodge, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".




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FINANCIAL HIGHLIGHTS OF NORTH CENTER BANCSHARES, INC. AND SUBSIDIARIES


Condensed Consolidated Statements of Financial Condition

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)          JUNE 30, 1996            December 31, 1995
                                                                ---------------           -----------------
Assets
Cash and cash equivalents                                                 $5,778                    $3,071
Securities available for sale                                             16,923                     7,799
Securities held to maturity (Market value $10.6 million and               10,499                    15,995
   $16.2 million, respectively)
Loans (net of allowance of loan loss of $1.9 million and $1.7            155,857                   147,872
   million, respectively)
Other assets                                                               5,226                     5,193
                                                               -----------------         -----------------
   Total Assets                                                         $194,283                  $179,930
                                                               =================         =================
Liabilities                                                             $129,021                  $126,672
   Other borrowed funds                                                    7,872                    21,940
   Other liabilities                                                       1,654                     1,418
                                                               -----------------         -----------------
      Total Liabilities                                                  138,547                   150,030
Stockholders' Equity                                                      55,736                    29,900
                                                               -----------------         -----------------
      Total Liabilities and Stockholders' Equity                        $194,283                  $179,930
                                                               =================         =================
Stockholders' equity to total assets                                      28.69%                    16.62%
                                                               =================         =================
Book value per share                                                      $13.90                     $7.45
                                                               =================         =================
Total shares outstanding                                               4,011,057                 4,011,057
                                                               =================         =================




Condensed Consolidated Statements of Income

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                        For the Three Months                   For the Six Months
                                                           Ended June 30,                        Ended June 30,

                                                       1996              1995               1996                  1995
                                                      ------            ------             ------                -----

Interest income                                        $3,734            $3,194             $7,312              $6,248

Interest expense                                        1,607             1,758              3,444               3,374
                                              ---------------   ---------------   ----------------   -----------------
   Net interest income                                  2,127             1,436              3,868               2,874

Provision for loan loss                                    60               115                120                 130
                                              ---------------   ---------------   ----------------   -----------------
   Net interest income after provision for loan         2,067             1,321              3,748               2,744
     loss

Noninterest income                                        482               390                890                 727

Gain on the sale of securities available for sale         --                182                 14                 182

Noninterest expense                                       965               917              2,041               1,797
                                              ---------------   ---------------   ----------------   -----------------
   Income before income taxes                           1,584               976              2,611               1,856

Income taxes                                              578               356                949                 688
                                              ---------------   ---------------   ----------------   -----------------
   Net income                                          $1,006              $620             $1,662              $1,168
                                              ===============   ===============   ================   =================
Earnings per share                                      $0.26             $0.16              $0.43               $0.30
                                              ===============   ===============   ================   =================




Selected Financial Ratios

                                                   For the Three Months        For the Six Months         For the Year
                                                      Ended June 30,             Ended June 30,               Ended

                                                    1996         1995          1996         1995        DECEMBER 31, 1995
                                                   ------       ------        ------       ------       -----------------

Performance ratios:

   Net interest spread                              3.06%         2.59%        3.00%         2.64%                 2.75%

   Net interest margin                              4.57%         3.52%        4.24%         3.56%                 3.66%

   Return on Average assets                         2.11%         1.49%        1.78%         1.41%                 1.48%

   Return on average equity                         7.26%         8.72%        7.51%         8.25%                 8.78%

   Efficiency ratio (noninterest expense divided
by the sum of net interest income before
provision for loan losses plus noninterest income) 36.98%        45.68%       42.76%        47.49%                46.48%


                                                          JUNE 30, 1996      MARCH 31, 1996       DECEMBER 31, 1995
                                                          -------------      --------------       -----------------
Asset Quality Ratios:
   Nonaccrual loans to total net loans                            0.14%               0.13%                   0.12%
   Nonperforming assets to total assets                           0.21%               0.13%                   0.17%
   Allowance for loan losses as a percent of total loans          1.16%               1.17%                   1.15%
     receivable


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